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                    AMENDED AND RESTATED CONSULTING AGREEMENT

        This Amended and Restated Consulting Agreement (this "Agreement") is entered into as of this 5th day of October, 2000, by and between SportsNuts.com International, Inc. a Delaware corporation (the "Company") and Eslie Barlow ("Consultant"), collectively referred to hereinafter as the "Parties" or individually as a "Party."

             WHEREAS, the Company is engaged in the business of creating an amateur sports Internet portal; and

             WHEREAS, the Company seeks to utilize the services of Consultant to introduce the Company to potential strategic partners and to provide advisory services with respect to business plans and forecasts, management, and organizational structure, and to also provide information and consulting with respect to the financial services industry, particularly services provided to companies in the over-the-counter market (hereafter, the "Services") in furtherance of the development and promotion of the Company.

             WHEREAS, the Company and Consultant entered into a consulting agreement, dated July 15, 2000 ("Original Consulting Agreement"), and now desire to amend and restate the Original Consulting Agreement.

             NOW, THEREFORE, In consideration of the foregoing premises and the mutual covenants contained herein, the Parties hereto agree to amend and restate the Original Consulting Agreement in its entirety as follows:

1. Services. During the term of this Agreement, Consultant agrees to provide the Services as requested by the Company on a continuous basis and in accordance with accepted industry practices and guidelines and all applicable federal, state and local laws, rules and regulations. Consultant also agrees to provide the Services pursuant to the guidelines and requirements promulgated by the Company from time to time and provided to Consultant by the Company.

2. Term. This Agreement will become effective on the date stated above, and will continue in effect until July 14, 2001 unless terminated by either Party as provided herein.

3.           Obligations of Consultant.

             3.1 Licenses and Education. Consultant shall be responsible for obtaining and maintaining Consultant's professional licenses, and/or certifications, if any, and obtaining any continuing education or certification that is required or is prudent to remain current and knowledgeable in Consultant's field.

             3.2      Taxes.  Consultant shall be responsible for paying
                      -----
federal, state and local income, Social Security, unemployment, and



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all other taxes upon amounts  earned by or paid to  Consultant  pursuant to this
Agreement.

             3.3  Expenses.   Except  as  agreed  by  the  Company  in  writing,
Consultant shall be responsible for providing Consultant's own transportation, lodging, meals, insurance, and any and all other employment-related expenses.

4. Compensation. Unless otherwise set forth in writing and signed by both Parties, the Company shall pay, and Consultant hereby accepts as full compensation for Services rendered hereunder, Three Hundred
Thousand (300,000) shares of Common Stock.

5. Registration. As soon as practicable, the Company agrees to file a Registration Statement with the Securities and Exchange
Commission on Form S-8 with respect to the shares of Common Stock issued to Consultant pursuant to this Agreement.

6.           Covenant Not to Compete

             6.1 Covenant. Consultant hereby agrees that during the term of this Agreement and during the one (1) year period following the termination of this Agreement, Consultant will not directly or indirectly compete (as defined in Section 6.2 below) with the Company in any geographic area in which the Company does or has done business, and will not (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any was interfere with the relationship between the Company and any employee thereof,
(ii) hire directly or through another entity any person who was an employee of the Company at any time during the six month period preceding the termination of this Agreement, (iii) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, or business relation and the Company, or (v) authorize or assist in the taking of any of the foregoing actions by any third party.

             6.2 Direct and Indirect Competition. As used herein, the phrase "directly or indirectly compete" shall include owning, managing, operating or controlling, or participating in the ownership, management, operation or control of, or being connected with or having any interest in, as a stockholder, director, officer, employee, Consultant, agent, consultant, assistant, instructor, advisor, sole proprietor, partner or otherwise, any business (other than the Company's) which is the same as or competitive with any business conducted or to be conducted by the Company; provided, however, that this prohibition shall not apply to ownership of less than one percent (1%) of the voting stock in companies whose stock is traded on a national securities exchange or in the over-the-counter market.




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             6.3  Enforceability.  If any of the provisions of this Section 6 is
held   unenforceable,   the  remaining   provisions  shall  nevertheless  remain
enforceable, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of this Section to preserve the enforceability hereof to the maximum extent then permitted by law. In addition, the enforceability of this Section is also subject to the injunctive and other equitable powers of a court as described in Section 10 below.

7. Confidential Information. Consultant acknowledges that during the term of this Agreement, Consultant will develop, discover, have access to, and become acquainted with technical, financial, marketing, personnel, and other information relating to the present or contemplated products or the conduct of business of the Company which is of a confidential and proprietary nature ("Confidential Information"). Consultant agrees that all files, records, documents, and the like relating to such Confidential Information, whether prepared by him or otherwise coming into Consultant's possession, shall remain the exclusive property of the Company, and Consultant hereby agrees to promptly disclose such Confidential Information to the Company upon request and hereby assigns to the Company any rights which Consultant may acquire in any Confidential Information. Consultant further agrees not to disclose or use any Confidential Information and to use Consultant's best efforts to prevent the disclosure or use of any Confidential Information either during the term of this Agreement or at any time thereafter, except as may be necessary in the ordinary course of performing Consultant's duties under this Agreement. Upon termination of this Agreement for any reason, Consultant shall promptly deliver to the Company all materials, documents, data, equipment, and other physical property of any nature containing or pertaining to any Confidential Information, and Consultant shall not take from the Company's premises, without its prior written consent, any such material or equipment or any reproduction thereof.

8. No Conflicts. Consultant hereby represents that, to the best of Consultant's knowledge, Consultant's performance of all the terms of this Agreement and work as an independent Consultant for the Company does not breach any oral or written agreement which Consultant has made prior to the effective date of this Agreement.

9. Equitable Remedies. Consultant acknowledges that Consultant's obligations hereunder are special, unique, and extraordinary, and that a breach by Consultant of certain provisions of this Agreement, including without limitation Sections 6 and 7 above, would cause irreparable harm to the Company for which damages at law would be an inadequate remedy. Accordingly, Consultant hereby agrees that in any such instance the Company shall be entitled to seek injunctive or other equitable relief in addition to any other remedy to which it may be entitled. All of the rights of the Company from whatever source derived, shall be cumulative and not alternative.


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10. Assignment. This Agreement is for the unique personal services of Consultant and is not assignable or delegable in whole or in part by Consultant without the consent of an authorized representative of the Company. This Agreement may be assigned or delegated in whole or in part by the Company and, in such case, the terms of this Agreement shall inure to the benefit of, be assumed by, and be binding upon the entity to which this Agreement is assigned.

11. Waiver or Modification. Any waiver, modification, or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the Parties hereto.

12. Independent Contractor. The Parties agree that Consultant is an independent Contractor with respect to the Company and that no employment relationship exists between the Parties hereto. Consultant shall use his own professional discretion in performing the services called for hereunder. As an independent Contractor, Consultant shall have no power to act for, bind, or otherwise create or assume any obligation on behalf of the Company, for any purpose whatsoever.

13. Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the Parties hereto with respect to the subject matter covered herein and supersedes all prior oral or written understandings and agreements with respect thereto.

14. Severability. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

15. Notices. Any notice required hereunder to be given by either Party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by facsimile transmission to the other Party to the address or telephone number set forth below or to such other address or telephone number as either Party may designate from time to time according to this provision. A notice delivered personally shall be effective upon receipt. A notice sent by facsimile transmission shall be effective twenty-four hours after the dispatch thereof. A notice delivered by mail or by private courier shall be effective on the third day after the day of mailing.

             (a)      To Consultant at:        --------------------------------
                                               --------------------------------

             (b)      To the Company at:       10421 South 400 West, Suite 550
                                               Salt Lake City, Utah 84095
                                               Attention: Kenneth I. Denos




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16.          Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without regard to the conflict of laws. The Parties further agree that proper venue and jurisdiction for any dispute under this agreement shall be the courts in the State of Utah.

             IN WITNESS WHEREOF, Consultant has signed this Agreement personally and the Company has caused this Agreement to be executed by its duly authorized representative.

SPORTSNUTS.COM INTERNATIONAL, INC.            CONSULTANT

/s/ Kenneth I. Denos                          /s/ Eslie Barlow
---------------------------------             ------------------------
Kenneth I. Denos                              Eslie Barlow
President

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